SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934


                     Date of Report: November 5, 1999



               Exact Name of
Commission     Registrant          State or other   IRS Employer
File           as specified        Jurisdiction of  Identification
Number         in its charter      Incorporation    Number
-----------    --------------      ---------------  ------------

1-12609        PG&E Corporation    California        94-3234914

1-2348         Pacific Gas and     California        94-0742640
               Electric Company




Pacific Gas and Electric Company   PG&E Corporation
77 Beale Street, P.O. Box 770000   One Market, Spear Tower,
San Francisco, California  94177   Suite 2400
                                   San Francisco, California 94105

          (Address of principal executive offices) (Zip Code)


Pacific Gas and Electric Company   PG&E Corporation
(415) 973-7000                     (415) 267-7000

    (Registrant's telephone number, including area code)

Item 5.  Other Events

A.  Pacific Gas and Electric Company's Post-Transition Period
Ratemaking Proceeding

On October 21, 1999, the California Public Utilities Commission
(CPUC) issued a decision in Pacific Gas and Electric Company's post-transition period ratemaking proceeding. (Pacific Gas and Electric Company (Utility) is the California utility subsidiary of PG&E Corporation.) Among other matters, the CPUC's decision addresses the mechanisms for ending the current electric rate freeze and for establishing post-transition period accounting mechanisms and rates.

Under the California electric industry restructuring legislation, investor-owned utilities are permitted to recover transition costs (uneconomic generation costs) until the earlier of December 31, 2001, or when the utilities have recovered their authorized transition costs as determined by the CPUC (the transition period), with certain exceptions. During the transition period, electric rates for residential and small commercial customers remain frozen. The timing of the end of the rate freeze will, in part, depend on the timing of the valuation of the Utility's hydroelectric generating assets and the ultimate determined value of such assets since any excess of market value over the assets' book value would be used to reduce transition costs. (The CPUC is considering the Utility's proposal that these assets be auctioned in a separate proceeding.) If the value of the Utility's hydroelectric generation assets is significantly higher than the related book value, the transition period (and correspondingly, the rate freeze) could end before December 31, 2001.

Among other matters, the CPUC's decision states that the Utility may not continue to price electric generation from its Diablo Canyon Nuclear Power Plant (Diablo Canyon) based on the incremental cost incentive price (ICIP) after the Utility has completed recovery of all Utility-owned generation related transition costs. Instead, after the transition period, Diablo Canyon generation must be sold at the prevailing market price for power. Further, with the end of the transition period, the Utility will be required to begin sharing the net benefits of operating Diablo Canyon on a fifty-fifty basis with ratepayers.

The ICIP was established by the CPUC effective January 1, 1997, as a performance-based mechanism to recover Diablo Canyon's variable and other operating costs and capital addition costs. The ICIP mechanism establishes a rate per kilowatt hour (kWh) generated by the facility based upon a forecast of ongoing costs, capital additions, and capacity factors for the period 1997 through 2001. The ICIP prices for 1999, 2000, and 2001 are 3.37 cents per kWh,
3.43 cents per kWh, and 3.49 cents per kWh, respectively. The average price for base load electric energy (the price received for a constant level of electric generation for all hours of electric demand) sold at market rates to the California Power Exchange (PX) for the nine-month period ended September 30, 1999, was 2.5 cents per kWh. Future market prices may be higher or lower.

The CPUC's decision also prohibits the Utility from collecting after the rate freeze any electric costs incurred during the rate freeze but not recovered during the rate freeze, including costs that are not transition costs and not related to generation assets such as under-collected accounting balances relating to power purchases and other unrecovered transition costs.

The Utility intends to file an application for rehearing vigorously challenging the CPUC's decision.

The ultimate financial impact of the provisions of the CPUC's decision described above will depend on the date the Utility's transition cost recovery is completed and the rate freeze ends, future costs including Diablo Canyon operating costs, future market prices for electricity, the amount of any electric non-transition costs that have been incurred but not recovered as of the end of the rate freeze, the timing of various regulatory proceedings in which the Utility seeks approval for rate recovery of various costs incurred during the rate freeze, and other variables PG&E Corporation and the Utility are unable to predict.


B.  Pacific Gas and Electric Company's 2000 Cost of Capital
Proceeding

On November 1, 1999, the Utility filed its 2000 cost of capital application with the CPUC to establish its authorized rates of return on an unbundled basis for electric and gas distribution operations. To reflect increasing interest rates, the Utility has requested a return on equity (ROE) of 12.5 percent and an overall rate of return of 9.76 percent as compared to its 1999 authorized rates of 10.6 percent ROE and 8.75 percent overall rate of return. The Utility has not requested any change in its authorized capital structure for 2000. The Utility's current authorized capital structure is 46.2 percent long-term debt, 5.8 percent preferred stock, and 48 percent common equity.

If granted, the requested ROE would increase electric distribution revenues by approximately $127.8 million and gas distribution revenues by approximately $36.6 million, based on the rate base included by the Utility in its attrition rate adjustment (ARA) filing for the year 2000. The Utility's 1999 General Rate Case (GRC) application contained a proposal for ARA filings to adjust revenues in 2000 and 2001 if the Utility's requested performance-based ratemaking (PBR) mechanism is not adopted by the CPUC. As the Utility's PBR application is still pending, the Utility filed an ARA request to increase revenues in 2000 over the amount of revenues requested by the Utility in the GRC. The proposed decision in the Utility's GRC issued by the CPUC administrative law judge on October 19, 1999, recommends that the Utility not be allowed to adjust 2000 and 2001 revenues through ARA filings. Therefore, the actual increase in revenues attributable to the Utility's requested ROE for the year 2000 will depend on the amount of rate base authorized by the CPUC in the Utility's GRC, whether the CPUC permits ARA filings for 2000 and 2001 and, if so, the amount of any increase in rate base authorized through an ARA filing.

Any electric revenue change ultimately adopted by the CPUC is not expected to affect customer electric rates because electric rates are frozen at current levels for all customers through a transition period ending no later than March 2002, as part of the California electric industry restructuring legislation. Under this frozen electric rate structure, the proposed increase in electric revenues would decrease the amount of revenues available to recover transition costs (certain generation-related transition costs which prove to be uneconomic under the new competitive electric generation market).
The requested increase in gas distribution revenues would increase gas customer distribution rates by 1.7 percent of total gas revenues.

The Utility requested that hearings regarding its 2000 cost of capital application begin in March 2000, and that a final CPUC decision be issued in June 2000.

The Utility's rates for its gas transmission, storage, and gas gathering operations through 2002 have been set in the Gas Accord, a multi-party settlement agreement approved by the CPUC in 1997. Initial rates under the Gas Accord were based generally on the Utility's 1996 authorized revenue requirement for these functions, including the 1996 authorized ROE of 11.6 percent and overall return of 9.49 percent, and negotiated throughput levels. For subsequent years through 2002, the revenue requirement and rates escalate in accordance with a formula negotiated in the Gas Accord.

The Utility's electric transmission operations are regulated by the Federal Energy Regulatory Commission (FERC). On September 1, 1999, the Utility filed a request with the FERC to increase future electric transmission revenues by $46 million annually to $370 million, reflecting a requested ROE of 12.5 percent and an overall rate of return of 9.66 percent for the year 2000.

                             SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.


                          PG&E CORPORATION
                                 and
                          PACIFIC GAS AND ELECTRIC COMPANY




                          By CHRISTOPHER P. JOHNS
                             ---------------------
                             CHRISTOPHER P. JOHNS
                             Vice President and Controller
                             (PG&E Corporation)
                             Vice President and Controller
                             (Pacific Gas and Electric Company)

Dated: November 5, 1999